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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                           Current Report Pursuant to
                           Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):   September 16, 2000
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                              Caldera Systems, Inc.
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             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

             000-29911                                87-0617393
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     (Commission File Number)           (I.R.S. Employer Identification No.)

       240 West Center Street, Orem, Utah                     84057
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    (Address of Principal Executive Offices)               (Zip Code)

                                 (801) 765-4999
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              (Registrant's Telephone Number, Including Area Code)


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Item 2.  Acquisition or Disposition of Assets

         On September 16, 2000, Caldera Systems Inc. ("Caldera") sold to Ebiz Enterprises, Inc. ("Ebiz") the rights, title and interest in and to all of the intellectual property and assets comprising Caldera's Electronic Linux Marketplace line of business (the "ELM Business"). The consideration paid by Ebiz for the ELM Business includes:

              (a) 1,000,000 shares of Ebiz common stock, which were delivered to
                  Caldera at the closing of the sale; and

              (b) Up to 4,000,000 additional shares of Ebiz common stock, depending upon the amount of gross revenue generated by the ELM Business. If any additional Ebiz shares become issuable to Caldera, they would likely be issued during the second quarter of 2002.

         In connection with the sale of the ELM Business, Caldera purchased 3,000,000 shares of Ebiz common stock for $1.00 per share. The proceeds of the $3,000,000 purchase price are to be used by Ebiz solely for the purpose of developing and implementing the ELM Business. Caldera has also agreed to assist Ebiz in hiring up to 11 of Caldera employees which have been engaged in the development of the ELM concept, including Dean Taylor, Caldera's current vice president of marketing.

         Ransom H. Love, Caldera's President and Chief Executive Officer, will also assume a position on the Ebiz board of directors.

         Immediately after the closing of the transaction, Caldera will own approximately 31.4 percent of the outstanding common shares of Ebiz. Accordingly, Caldera anticipates that it will account for its investment in Ebiz using the equity method of accounting which will require Caldera to include it's portion of Ebiz's net income or net loss in Caldera's consolidated statement of operations.

         SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Caldera Systems, Inc.
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                                            (Registrant)

                                            By:    /s/ Alan J. Hansen
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                                            Name:  Alan J. Hansen
                                            Title: Chief Financial Officer

Date:  September 29, 2000